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LOAN AND SECURITY AGREEMENT

    This Loan and Security Agreement is made as of May 25, 2001 (this "Agreement") by and between Launch Media, Inc., a Delaware corporation having its principal place of business at 2700 Pennsylvania Avenue, Santa Monica, California 90404 (the "Borrower") and Yahoo! Inc., a Delaware corporation, having its principal place of business at 701 First Avenue, Sunnyvale, California 94089 (the "Lender").

RECITALS

    A.  Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to three million dollars ($3,000,000) (collectively, the "Loan").

    B.  Lender is willing to make the Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

    NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower hereby agrees with Lender as follows:

  1.
  THE LOAN.

    1.1  Advances.  Lender agrees to make (i) an initial advance to Borrower in an aggregate amount of two million dollars ($2,000,000) on the date hereof (the "Initial Advance") and (ii) a subsequent advance in an aggregate amount of one million dollars ($1,000,000) upon the execution of definitive agreements with respect to the proposed acquisition of Borrower by Lender (the "Subsequent Advance"). The Initial Advance and the Subsequent Advance may each be referred to herein as an "Advance" and, together, as the "Advances". Borrower acknowledges that Lender has no obligation whatsoever to make or fund any advances other than the Initial Advance and the Subsequent Advance on the terms and conditions set forth herein.

    1.2  Promissory Notes; Maturity.  Borrower promises to execute and deliver to Lender secured promissory notes prepared by Lender in substantially the form attached hereto as Exhibit A in the original principal amount of each of the Initial Advance and the Subsequent Advance at the time that each such advance is made as evidence of such advance (each, a "Note"). The aggregate principal amount of the Advances shall bear interest thereon from the funding date of each such Advance (the "Advance Date"), at the rate of ten percent (10%) per annum, based upon a 360 day year for the actual number of days elapsed. The entire amount of outstanding principal, accrued interest and any unpaid fees and expenses under and with respect to the Advances shall be due and payable on the earlier to occur of (i) December 31, 2001; (ii) the occurrence of an Event of Default (as defined herein); (iii) 90 days following the date of this Note in the event that discussions between Borrower and Lender with respect to a possible business combination transaction terminate prior to the execution of an acquisition agreement entered into between Lender and Borrower; (iv) except as provided in clause (v) below, 90 days following the date of termination of any acquisition agreement entered into between Borrower and Lender or (v) immediately upon the termination of any acquisition agreement entered into between Borrower and Lender if and only if such termination results from (x) the acceptance by Borrower's Board of Directors of a third party's acquisition proposal, (y) a change in recommendation by Borrower's Board of Directors regarding the proposed transaction between Borrower and Lender or a failure of the Board of Directors of Borrower to continue to support the proposed transaction, or (z) a breach of the acquisition agreement by Borrower. All of the Advances, Loan and other Obligations (as defined in Section 3 of this Agreement) arising under this Agreement, the Notes, all UCC Financing Statements, the Intellectual Property Security Agreement and any other documents executed in connection with the Obligations or the transactions contemplated hereby (the "Loan Documents") shall constitute one general obligation of Borrower secured by the Collateral.

    1.3  Interest; Maximum Rate; Default.

    (a) Notwithstanding any provision in this Agreement, the Notes or any other Loan Document to the contrary, it is the parties intent that in no event shall any interest collected or charged under this Agreement or the Notes exceed the maximum rate then permitted by law and if any such payment is made by Borrower, then such excess sum shall be credited by Lender as a payment of principal.

    (b) Every amount overdue under any Note shall bear interest from and after the date on which such amount first became overdue at an annual rate which is the lesser of (i) four (4) percentage points above the rate per year specified in Section 1.2 hereof or (ii) the maximum rate permitted by applicable law. Such interest on overdue amounts under this Agreement or any Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Borrower with respect to the payment of such interest has been fully discharged (whether before or after judgement).

    2.  SECURITY INTEREST.  The Borrower, for valuable consideration, receipt of which is acknowledged, hereby grants to the Lender a continuing lien on, and first and prior security interest in, all of Borrower's right, title and interest in and to the following:

  (1)
  All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles), tools, furniture and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing, wherever located; and

  (2)
  All inventory, now owned or hereafter acquired, including without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished goods including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon an accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's books relating to any of the foregoing; and

  (3)
  All contract rights, intellectual property and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks and trademark applications, copyrights and copyright applications, patents and patent applications, servicemarks, trade styles, trade names, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind; and

  (4)
  All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefore, as well as all merchandise returned to or reclaimed by Borrower and Borrower's books relating to any of the foregoing; and

  (5)
  All documents, cash, deposit accounts, securities, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's books relating to the foregoing; and

  (6)
  All copyrights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor devices, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

  (7)
  All other tangible and intangible property of Borrower, wherever located, and whether now owned or hereafter acquired; and

  (8)
  Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance proceeds (the "Collateral").

Notwithstanding the foregoing, the grant of the security interest provided for herein shall not extend to, and the term "Collateral" shall not include:

  (i)
  any property rights or licenses to the extent that the grant of a security interest therein, or an assignment thereof, would be contrary to applicable law or is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent that such prohibition is enforceable under applicable law); or

  (ii)
  any equipment, together with all present and future additions, part, accessories, attachments, substitutions, repairs, improvements, and replacements thereof or thereto, and any and all proceeds thereof, including, without limitation, proceeds of insurance and all manuals, blueprints, know-how, warranties and records in connection therewith, all rights against suppliers warrantors, manufacturers, seller, or others in connection therewith, and together with all substitutes for any of the foregoing, purchased by Borrower pursuant to that certain Master Loan and Security Agreement dated as of March 23, 2000 by and between Borrower and Transamerica Business Credit Corporation and the schedules thereto, all of which equipment is set forth in the financing statements attached to Schedule 1 hereto.

    3.  OBLIGATIONS SECURED.  The security interest granted hereby secures payment and performance of all debts, loans and liabilities under this Agreement, and all other debts and liabilities of Borrower to Lender of every kind and description, whether now existing or hereafter arising, including but not limited to the loan made by the Lender to Borrower in the total aggregate principal amount of up to $3,000,000 (the "Loan") as evidenced by one or more Notes and all obligations of Borrower under the Note or Notes, including the Loan and all interest, fees, charges and expenses, and including but not limited to expenses with respect to the enforcement of any rights and remedies of Lender hereunder (collectively, the "Obligations").

    4.  FURTHER ASSURANCES.  From and after the date hereof, Borrower agrees to execute and deliver such other documents and instruments as the Lender may reasonably request with regard hereto.

    5.  DEBTOR'S REPRESENTATIONS AND WARRANTIES.  Except as set forth on Schedule 1, Borrower represents and warrants that:

    5.1  Incorporation.  Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in the States of California and New York; Borrower has the corporate power to own its property and conduct its business as presently conducted.

    5.2  Authorization.  The execution, delivery and performance hereof are within the Borrower's corporate powers, have been duly authorized by a resolution (a copy of which is delivered herewith) are not in contravention of law nor of the terms of Borrower's certificate of incorporation or by-laws, nor of any indenture, agreement or undertaking to which the Borrower is a party or by which it is bound.

    5.3  Records.  All incorporation papers and all amendments thereto of Borrower have been duly filed with the Secretary of State for the State of Delaware and are in proper order. All capital stock issued by Borrower and outstanding was and is properly issued and paid for and all books, records and reports of Borrower, including but not limited to its minute books, by-laws, certificates of condition and books of account, are accurate and up to date and will be so maintained.

    5.4  Litigation; No Conflicts.  No litigation is either threatened, contemplated or pending to Borrower's knowledge, that will materially and adversely affect Borrower's financial condition except as previously disclosed to Lender in writing. No holding, decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of, or Borrower's rights in, any of the Collateral. No action or proceeding seeking to limit, cancel or question the validity of any Collateral owned by Borrower or Borrower's ownership interest therein is on the date hereof pending or, to the knowledge of Borrower, threatened.

    5.5  Principal Place of Business.  Borrower's principal place of business is located at 2700 Pennsylvania Avenue, Santa Monica, California 90404.

    5.6  Accounts.  Borrower keeps its records concerning its accounts at 2700 Pennsylvania Avenue, Santa Monica, California 90404.

    5.7  Offices.

Borrower's chief executive office is located at:
2700 Pennsylvania Avenue Santa Monica, California 90404
Borrower has additional offices located at:
216 W. Ohio Street, 3rd Floor Chicago, Illinois 60610
121 W. 19th Street, 2nd Floor New York, New York 10011
1108 B 17th Ave. South Nashville, TN 37212

    5.8  Inventory.  All inventory currently owned by Borrower is located at the addresses set forth in Section 5.7 above.

    5.9  Changes.  Borrower will promptly notify Lender in writing of any change in the location of its chief executive office or of any other place of business or of any inventory or account or of the establishment of any new place of business or location of inventory, account or office where the records of its accounts are kept.

    5.10  Financial Statements.  Borrower's financial statements dated [March 31, 2001] previously delivered to Lender are the latest available financial statements and fairly represent Borrower's financial condition as of the date of this Agreement. Except as set forth on Schedule 1, Borrower owns all of its personal property and has good, clear and marketable title thereto, free and clear of all liens and encumbrances, and there are no outstanding commitments of Borrower relative to the purchase, sale, mortgage, lease or license of said property, other than in the usual course of business.

    5.11  Subsidiaries; Investments.  Except as set forth on Schedule 1, Borrower has no subsidiaries. Borrower does not own any capital stock, bonds or other securities or instruments of, and does not have any proprietary interest in, any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise.

    5.12  Liens.  Borrower owns all right, title and interest in and to the Collateral, free of any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction ("Liens") whatsoever, except for the Permitted Liens (as defined in Section 6.4).

    5.13  Valid and Continuing Security Interest.  The security interest granted pursuant to this Agreement will constitute a valid, continuing and, upon the filing of appropriate financing statements, first priority perfected security interest (except as to the equipment identified on the already-filed financing statements attached to Schedule 1 hereto) in favor of the Lender in the Collateral.

    5.14  Opinion.  On or prior to May 30, 2001, Lender shall received from Borrower's counsel an opinion with respect to the transactions contemplated by this Agreement and the Note in form and substance reasonably satisfactory to Lender.

    5.15  Further Representations and Warranties.  Borrower further represents and warrants that each of the Obligations secured hereby and each of the representations and warranties made herein is true and correct as of the date hereof.

    6.  GENERAL OBLIGATIONS OF DEBTOR.

    6.1  Financing Statements.  Borrower agrees to reimburse Lender for the cost of any filings in all public offices wherever filing is required by applicable law to perfect a security interest or is deemed by Lender to be necessary or desirable and to execute such other documents as the Lender shall reasonably request with respect to perfection of the security interest granted hereunder. A carbon, photographic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

    6.2  Insurance.  Borrower agrees to keep all the Collateral insured in a manner consistent with past practice for such Collateral, and in cases where such insurance is maintained, to name the Lender as an additional loss payee, and payable to the Lender and Borrower, as their interests may appear.

    6.3  Inspection.  Borrower will keep accurate and complete records of the Collateral, and Lender or any of its agents shall have the right to inspect the Collateral wherever located and to visit Borrower's place or places of business, during normal business hours after reasonable prior notice by Lender and without Borrower's hindrance or delay, to inspect, audit, check and make extracts from any copies of books, records, journals, orders, receipts and correspondence that relate to the Collateral or to the general financial condition of Borrower. Lender may temporarily remove any of the Borrower's records for the purpose of having copies made thereof.

    6.4  Liens; Transfers of Collateral.  Borrower will not (a) assign, license, hypothecate, mortgage, sell or otherwise transfer any right, title or interest in or to any accounts or other Collateral other than Permitted Transfers nor (b) create or permit to be created any lien, encumbrance or security interest of any kind on any of its accounts, contract rights or inventory other than Permitted Liens. "Permitted Transfers" means any conveyance, sale, lease, transfer or disposition by the Borrower of (i) inventory in the ordinary course of business; (ii) licenses and similar arrangements for the use of the property of the Borrower in the ordinary course of business; or (iii) surplus, worn-out or obsolete Collateral. "Permitted Liens" means (i) liens for purchase money or capital lease obligations a true, correct and complete list of which is attached as Schedule 1 hereto; provided, that, any such lien encumbers only the asset so purchased or acquired; (ii) liens arising from filing UCC financing statements regarding capital leases set forth in Schedule 1 hereto; (iii) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the Borrower maintains adequate reserves in accordance with GAAP; (iv) liens of carriers, warehousemen, mechanics, materialmen, vendors and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith; (vi) deposits under workers'

compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business; and (vii) licenses and sublicenses granted in the ordinary course of the Borrower's business and any interest or title of a licensor or under any license or sublicense.

    6.5  Existence.  Borrower will maintain its corporate existence in good standing and comply with all laws and regulations of the United States or any State or political subdivision thereof, or of any governmental authority which may have jurisdiction over it or its business.

    6.6  Taxes.  Borrower will pay all real and personal property taxes, assessments and charges as well as all franchise, income, unemployment, old age benefit, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property, and will furnish the Lender upon request, receipts, or other evidence that deposits or payments have been made.

    6.7  Dividends.  Borrower will pay no dividends either in cash or kind on any class of its capital stock nor make any distribution on account of its stock, nor redeem, purchase or otherwise acquire directly or indirectly any of its stock.

    6.8  Loans.  Borrower will not make any loans or advances to any individual, firm or corporation, including without limitation, its officers and employees; provided, however, that Borrower may make advances to its employees, including its officers, with respect to expenses incurred by such employees in the usual course of Borrower's business when such expenses are reimbursable by Borrower.

    6.9  Securities.  Borrower will not invest in or purchase any stock or securities or other instrument of any individual, firm or corporation.

    6.10  Merger.  Borrower will not, until the earlier of June 8, 2001 at 5:00 p.m. California time or upon Borrower's receipt of a written termination notice from Lender: (i) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person or entity (other than Lender) relating to a possible Acquisition Transaction; (ii) participate in any discussion or negotiations or enter into any agreement with, or provide any non-public information to, any person or entity (other than Lender) relating to or in connection with a possible Acquisition Transaction; or (iii) entertain, consider or accept any proposal or offer from any person or entity (other than Lender) relating to a possible Acquisition Transaction. An "Acquisition Transaction" means any transaction involving: (A) the sale, license, disposition or acquisition of all or a material portion of the business or assets of Borrower or any direct or indirect subsidiary or division of Borrower; (B) the issuance, grant, disposition or acquisition of (x) any capital stock or other equity security of Borrower or any direct or indirect subsidiary of Borrower, (y) any option, call warrant or right to acquire any capital stock or other equity security of Borrower or any direct or indirect subsidiary of Borrower or (z) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Borrower or any direct or indirect subsidiary of Borrower; or (C) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Borrower or any direct or indirect subsidiary of Borrower; provided, however, that the issuance of stock by Borrower to its employees upon the exercise of outstanding stock options will not be deemed to be an "Acquisition Transaction."

    6.11  Sales.  Borrower will not sell or dispose of any of its assets except for Permitted Transfers.

    6.12  Guaranty.  Borrower will not enter into any agreement of guaranty of the obligation of any individual, partnership, trust or corporation, including affiliates.

    6.13  Government Accounts.  Borrower will immediately notify Lender if any of Borrower's accounts arise out of contracts with the United States, any state or municipality, or any department,

agency or instrumentality thereof, and execute any instruments and take any steps required by Lender in order that all monies due and to become due under such contracts shall be assigned to Lender.

    6.14  Reimbursement.  Borrower will reimburse Lender on demand for and indemnify and hold harmless Lender, its officers, directors, employees, agents, attorneys, representatives and stockholders from and against any sums paid or advanced by Lender to satisfy any tax, lien or security interest or other encumbrance on the Collateral, to provide insurance on the Collateral as contemplated herein or to pay for the maintenance and preservation of the Collateral; provided however, that Lender shall not be obligated to make any such payments or deposits. Any such sums paid or advanced by Lender shall be deemed secured by the Collateral and constitute part of the Obligations.

    6.15  Use of Loan Proceeds.  The Borrower shall use proceeds of the Loan to fund those items identified on the Quarterly Summary Forecast attached hereto as Exhibit B and for the payment of such other obligations of the Borrower which may hereafter be approved by the Lender in its sole and absolute discretion.

    6.16  Financial Reporting.  Borrower will deliver to Lender promptly upon request such financial and other information regarding the Borrower, its assets or the Collateral as the Lender shall reasonably request from time to time.

    6.17  Repair.  Borrower will maintain its equipment and property in good repair and working order, normal wear and tear excepted.

    6.18  Confidentiality.  Borrower shall not disclose the terms of this Agreement or the Note to third parties except to its officers, directors, employees and agents.

    6.19  Continuing Representations.  The representations and warranties herein are continuing. In the event that any obligation, representation or warranty is no longer true, correct, or to be achieved, Borrower will immediately notify Lender in writing.

    7.  DEFAULT.  Borrower shall be in default under this Agreement and under any other agreement with the Lender upon the happening of any of the following events or conditions, without demand or notice from Lender (unless otherwise provided by law) (each, an "Event of Default"):

  (1)
  Failure of Borrower to pay when due any Obligation, whether by maturity, acceleration or otherwise under this Agreement, the Notes or any of the other Loan Documents.

  (2)
  Except with respect to the obligations of Borrower set forth in Section 6.10 and Section 6.18 of this Agreement, failure of Borrower to perform, or breach of, any of its agreements, warranties or representations set forth in this Agreement and such breach or failure continues for a period of five (5) days thereafter or in any agreement with any other person or organization for borrowed money or lease of real or personal property resulting in a right by such third party to accelerate the maturity of any amounts owed thereunder in an amount in excess of $50,000 provided that the Event of Default hereunder caused by the occurrence of a default under another agreement described in this Section shall be automatically cured for purposes of this Agreement upon the cure or waiver of the default under such other agreement.

  (3)
  Failure of the Borrower to perform, or breach of, any of its agreements, warranties or representations set forth in Section 6.10 and Section 6.18 of this Agreement;

  (4)
  Failure of the Borrower to perform, or a breach of, any of its agreements, warranties or representations set forth in any of the Loan Documents and such failure or breach continues for a period of five (5) days thereafter;

  (5)
  Borrower's failure to perform any covenant or agreement, or breach of any representation or warranty, set forth in the letter agreement dated of even date herewith between Borrower and

    Lender wherein Borrower has agreed, among other things, not to consider, discuss or enter into any Acquisition Transaction with a party other than Lender for a specified period of time.

  (6)
  Material loss or theft, substantial damage or destruction or unauthorized sale or encumbrance of any material portion of the Collateral in excess of reasonably expected recoveries under insurance policies, or the making of any levy on, or seizure or attachment of a material portion of the Collateral;

  (7)
  Dissolution, liquidation, termination of existence, insolvency or business failure of the Borrower or the appointment of a custodian or receiver of any part of Borrower's property, or an assignment or trust mortgage for the benefit of creditors by Borrower, or the recording or existence of any lien for unpaid taxes, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower, or service upon the Lender of any writ, summons, or process designed to affect any account or property of Borrower or a declaration of intent by Borrower to effect any of the foregoing; or

  (8)
  The institution by or against Borrower or any indorser or guarantor of any Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Borrower or any indorser or guarantor of any Note of an assignment or trust mortgage for the benefit of creditors or a declaration of intent by the Borrower to effect any of the foregoing.

    8.  SECURED PARTY'S RIGHTS UPON DEFAULT.  Lender shall, upon the occurrence of an Event of Default and during the continuance of an Event of Default, without presentment, demand, notice, protest or advertisement of any kind have the following rights and remedies in addition to all other rights and remedies of the Lender at law or equity arising under this or any other agreement between the parties or otherwise or afforded by the Uniform Commercial Code as from time to time in effect in the State of California or afforded by other applicable law.

    8.1  Acceleration.  The Lender may make all Obligations immediately due and payable without presentment, demand, protest, hearing or notice of any kind and may exercise the rights of a secured party under law or under the terms of this or any other agreement with the Borrower.

    8.2  Possession.  The Lender may enter and take possession of all equipment, inventory and other Collateral and the premises on which they are located, and in the Lender's sole discretion operate and use Borrower's equipment, whether or not Collateral hereunder, complete work in process, apply as Borrower's attorney-in-fact for domestic or foreign patents or other intellectual property rights with respect to inventions and seek registration or assignment, foreign and domestic, of any trademarks, trade names, styles, logos or copyrights, and sell, lease or license the Collateral to third persons or associations without being liable to Borrower on account of any losses, damage or depreciation that may occur as a result thereof so long as Lender shall act reasonably and in good faith; and at the Lender's option and without notice to Borrower (except any notice required by law) Lender may sell, lease, assign and deliver the whole or any part of the Collateral, or any substitute therefor or any addition thereto, at public or private sale, for cash, upon credit, or for future delivery, at such prices and upon such terms as Lender deems advisable, including without limitation, the right to sell or lease in conjunction with other property, real or personal, and allocate the sale or lease proceeds among the items of property sold without the necessity of the Collateral being present at any such sale or lease, or in view of prospective purchasers thereof. Upon such sale, Lender may become the purchaser of the whole or any part of the Collateral, discharged from all claims and free from any right of redemption. In case of any such sale by Lender of all or any of said Collateral on credit or for future delivery, property so sold may be retained by Lender until the selling price is paid by the purchaser. Lender shall incur no liability in case of the failure of the purchaser to take up and pay for the property so sold. In case of any such failure, the said property may again be sold.

    8.3  License.  Borrower hereby grants to Lender the right and license to enter and use all premises or places of business which Borrower presently has or may hereafter have and where any of said Collateral may be located, and the Lender may use all machinery and equipment owned or leased by Borrower and all goodwill, patents, patent rights, trademarks, trademark rights, copyrights, rights to copyrights, trade names, or logos, whether or not Collateral hereunder, for a total license fee of $1 for the entire period, provided, however, that Lender agrees not to exercise such right and license except during the continuance of an Event of Default hereunder.

    8.4  Assemblage.  Borrower will assemble the Collateral in a single location at a place to be designated by Lender and make the Collateral at all times secure and available to Lender.

    8.5  Power of Attorney and Notification.  Upon the occurrence and during the continuance of an Event of Default, at Borrower's expense the Lender in its own name or in the name of others may communicate with account debtors in order to verify with them to Lender's satisfaction the existence, amount and terms of any accounts or contract rights and also notify account debtors of the Lender's security interest in the Collateral and that payments shall be made directly to Lender. Upon request of Lender, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their accounts must be paid to Lender. Borrower does hereby appoint Lender and its agents as Borrower's attorney-in-fact effective upon the occurrence and during the continuance of an Event of Default: to execute and file any financing statements or similar documents; to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of the Borrower; to endorse the name of Borrower upon any notes, checks, drafts, money orders, or other instruments, documents, receipts or Collateral that may come into its possession and to apply the same in full or part payment of any amounts owing to Lender; to sign and endorse the name of Borrower upon any documents, instruments, drafts against account debtors, assignments, verifications and notices in connection with accounts, and any instrument or document relating thereto or to Borrower's rights therein; and to give written notice to any office and officials of the United States Post Office to effect such change or changes of address that all mail addressed to Borrower may be delivered directly to Lender. Borrower hereby grants to its said attorney-in-fact full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifies all that its attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest, is effective during the continuance of an Event of Default and is irrevocable for the term of this Agreement for all transactions hereunder and thereafter as long as Borrower may be indebted to Lender.

    8.6  Limitation on Duties Regarding Preservation of Collateral.  The sole duty of the Lender with respect to the custody, safekeeping and preservation of the Collateral shall be to deal with it in the same manner as such Lender deals with similar property for its own account. Neither the Lender nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise.

    9.  DEBTOR'S OBLIGATION TO PAY EXPENSES OF SECURED PARTY.  Borrower shall pay to Lender on demand any and all reasonable counsel fees and other expenses incurred by the Lender in connection with the interpretation of this Agreement, documents relating thereto or modifications thereof, and any and all expenses (including, but not limited to, a collection charge on all accounts collected, all attorney's fees and expenses, and all other expenses of like or unlike nature) that may be incurred or paid by the Lender to obtain or enforce payment of any account against the account debtor, Borrower or any guarantor or surety of Borrower, or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement including, without limitation, expenses incurred in pursuing remedies under Section 8 of this Agreement, the Obligations, the Collateral or any of Lender's rights or interests therein or thereto, including (without limiting the generality of the foregoing) any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings. All such expenses may be added to the principal amount of any indebtedness owed by Borrower to Lender and shall constitute part of the Obligations secured hereby.

    10.  NOTICES.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addresses to the party to be notified at such party's address or facsimile number as set forth on the signature page hereto or as subsequently modified by written notice.

    11.  WAIVERS.  Borrower waives demand, presentment, protest, and notice of protest notice of nonpayment and all other notices. No delay or omission by Lender in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Lender's rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

    12.  TERMINATION.  This Agreement and the security interest shall terminate when all the Obligations have been paid in full, at which time the Lender shall execute and deliver to the Borrower, at the Borrower's expense, all Uniform Commercial Code termination statements and similar documents which the Borrower shall reasonably request to evidence such termination and release of the Collateral hereunder.

    13.  CONSTRUCTION.  The laws of the State of California and the California Uniform Commercial Code, as enacted and amended from time to time, shall govern the construction of this Agreement and the rights and duties of the parties hereto; this Agreement shall be deemed to be under seal and executed as of the day and date referred to above.

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(Signature Page to Loan and Security Agreement)

    IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed and delivered as of the date first set forth above.

DEBTOR:		SECURED PARTY:
LAUNCH MEDIA, INC.		YAHOO! INC.
By:	/s/ David B. Goldberg	By:	/s/ Susan Decker
Title:	CEO	Title:	Senior Vice President, Finance and
Chief Financial Officer
Address: 2700 Pennsylvania Avenue Santa Monica, California 90404		Address: 701 First Avenue Sunnyvale, California 94089
Facsimile No.: (310) 526-4400		Facsimile No.: (408) 349-3485

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LOAN AND SECURITY AGREEMENT
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(Signature Page to Loan and Security Agreement)